EXHIBIT 99.1

BPO Management Services Announces Completion of DocuCom Imaging Solutions Acquisition

 Transaction Strengthens BPOMS’ Position in the
Enterprise Content Management Market in North America

Anaheim, Calif., June 25, 2007 - BPO Management Services, Inc., “BPOMS” (OTCBB: BPOM), a full service business process outsourcing company focused on serving middle market enterprises, today announced the completion of its acquisition of DocuCom Imaging Solutions Inc., a leading document management solutions provider based in Toronto, Canada. BPOMS plans to merge DocuCom with its existing ECM/Document Management division based in Winnipeg, Canada.

"The acquisition of DocuCom expands our geographic presence in North America and broadens our vertical market capabilities," said Patrick Dolan, chief executive officer of BPOMS. Originally announced on Jan 11, the acquisition strengthens BPOMS’ enterprise content management solution set, provides an installed base of reference sites for those capabilities and brings advanced imaging technologies to BPOMS’ existing ECM business, which the company can leverage into its products, customer base and channels.

For the most recent fiscal year ended as of October 31, 2006, DocuCom reported revenues of approximately $12 million.

About BPO Management Services, Inc.

BPO Management Services (BPOMS) is a business process outsourcing (BPO) service provider that offers a diversified range of on-demand services, including human resources, information technology, enterprise content management, and finance and accounting, to support the back-office business functions of middle-market enterprises on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce. For more information, please visit www.bpoms.com.

About DocuCom:

DocuCom is recognized as a leading provider of document management solutions across Canada. DocuCom offers a wide range of document management products and service solutions to government and middle market enterprises located throughout Canada. Approximately 50% of its existing business is provided under recurring revenue customer service contracts through which DocuCom supports their client’s document management and imaging based requirements. In addition to expanding BPOMS’ document management service offering this acquisition will greatly enhance BPOMS’ market presence with both corporate and government organizations located in the strategic Toronto-Ottawa-Montreal business corridor and provide ready access to the large US marketplace located in the nearby northeastern United States.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical or factual information, the matters discussed in this press release, including without limitation the Company’s future growth plans, the successful completion of its acquisition integration plans and the ability of the Company’s common stock to trade or be quoted on various markets are forward-looking statements that involve risks and uncertainties. Actual results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, the ability to complete planned acquisitions, the availability of financing; changes in market and business conditions and the conditions of the parties to the proposed transactions; and other risks and factors detailed from time to time in the Company’s public statements and its periodic reports and other filings with the U.S. Securities and Exchange Commission.

CONTACT:
Marie Dagresto
MKR Group, Inc.
bpom@mkr-group.com
323.468.2300

Patrick Dolan
Chairman & CEO
714.612.6726
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